Exhibit 5.1

January 26, 2007

Board of Directors

North Penn Bancorp, Inc.

216 Adams Avenue

Scranton, PA  18503

Re:  Registration Statement on Form S-8
North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to North Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 93,119 shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) that may be issued and sold under the Company’s 2006 Omnibus Stock Option Plan (the “2006 Plan”). In such capacity, we have reviewed the following:

(1)

The Articles of Incorporation of the Company;

(2)

The Bylaws of the Company;

(3)

A subsistence certificate with respect to the Company issued by the Pennsylvania Department of State on January 19, 2007;

(4)

The Registration Statement on Form S-8 with respect to the 2006 Plan (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act;

(5)

The form of the certificates representing the shares of Common Stock;

(6)

Minutes of the proceedings of the Board of Directors of the Company relating to the adoption of the 2006 Plan and the authorization, execution and filing of the Registration Statement; and

(7)

The 2006 Plan.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon our review of these documents, it is our opinion that the Common Stock, when issued, delivered and sold in accordance with the terms of the 2006 Plan and the awards granted thereunder, if applicable, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to any law other than the Pennsylvania Corporation Law of 1988 and United States federal laws.

This opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose.  It may not be furnished to, quoted to or relied upon by any person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to be named in the Registration Statement as counsel that has passed upon the legality of the shares of Common Stock to be issued pursuant to the 2006 Plan.  We further consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

/s/ STEVENS & LEE